UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2015

Citizens Independent Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Ohio	333-191004	31-1441050
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

188 West Main Street

Logan, Ohio 43138

(740) 385-8561

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (740) 385-8561

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)         On October 27, 2015, Citizens Independent Bancorp, Inc. (“Citizens”) and its wholly-owned subsidiary, The Citizens Bank of Logan (the “Bank”) (Citizens and the Bank shall be collectively referred to as the “Company”) entered into an Employment Agreement with Daniel C. Fischer to serve as President and CEO of the Bank and Citizens.

The Employment Agreement provides for a base salary of not less than $189,650 and Mr. Fischer’s ability to receive during the term of the Employment Agreement a performance bonus of up to $30,000 in January 2016, and thereafter of up to 25% of his base salary on an annual basis at the discretion of the Board of Directors of Citizens and the Bank.  The Employment Agreement entitles Mr. Fischer to a relocation bonus of $33,750 if certain terms are met, a Supplemental Executive Retirement Plan, which is discussed below, and a car allowance.  Mr. Fischer agreed to purchase $25,000 worth of Citizens stock within 12 months of the execution of the Employment Agreement.  Upon the completion of the purchase, Citizens agreed to grant Mr. Fischer one share of restricted stock for every two shares of stock he purchased, which stock will vest in 3 equal installments, beginning on the grant date.

Under the Employment Agreement, Mr. Fischer’s employment may be terminated by the Company for Cause, Disability (both as defined in the agreement), or death.  The Employment Agreement also may be terminated at any time by either party without cause upon 30 days’ prior written notice.  Mr. Fischer is not entitled to any further payments under the Employment Agreement if he terminates his employment or if the Company terminates it for Cause, death or Disability.  If his employment is terminated by the Company without Cause on or before December 31, 2016, Mr. Fischer shall be entitled to three months’ salary, and if such a termination occurs after December 31, 2016, he shall be entitled to six months’ salary.

The Employment Agreement includes covenants regarding non-competition, non-solicitation and non-disclosure, which covenants extend for a period of one year after the termination of Mr. Fischer’s employment.

On October 27, 2015, the Bank also entered into a Change of Control Agreement (the “COC Agreement”) with Mr. Fischer.  The term of the COC Agreement coincides with the term of the Employment Agreement.  The COC Agreement provides that if Mr. Fischer’s employment is terminated without Cause and within six months following a Change of Control (as defined in the COC Agreement), the Bank shall pay him his then current salary for a period of 24 months.  If such a termination occurs after December 31, 2016 but on or before December 31, 2017, Mr. Fischer shall also be entitled to one times his target bonus or two times his target bonus if such  termination occurs after December 31, 2017.

On October 27, 2015, the Bank also adopted the Citizens Bank of Logan Supplemental Executive Retirement Plan (the “SERP”) for Mr. Fischer.  The SERP entitles Mr. Fischer to 120 equal monthly payments of the Accrued Liability Balance upon his termination.  The SERP is an unfunded, unsecured promise to pay benefits. The Employment Agreement provided that Mr. Fischer would receive an annual deferred compensation amount of not less than $25,000 each year in the SERP.  Mr. Fischer’s interest in the SERP vests at the rate of 20% per year, with full vesting occurring on December 31, 2019; provided, however, that Mr. Fischer becomes fully vested in the SERP upon a change of control (as defined in the Employment Agreement) and that there is a separate, lesser lump sum payment provided in lieu of termination benefits until Mr. Fischer is fully vested in the SERP.

The foregoing summary is qualified in its entirety by reference to the Employment Agreement, COC Agreement and SERP, a copy of each of which is attached as Exhibits 10.1, 10.2 and 10.3, respectively, hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01           Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit
Number	Description

10.1	Employment Agreement
10.2	Change of Control Agreement
10.3	Supplemental Executive Retirement Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS INDEPENDENT BANCORP, INC.
Date: January 25, 2016
	By:	/s/ James V. Livesay
James V. Livesay, Chief Financial Officer